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                                                                    Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Board of Directors
ICG Satellite Services, Inc.

   We consent to the incorporation by reference in the registration statement on Form S-3 of American Tower Corporation dated April 13, 2000 of our report dated February 28, 2000, with respect to the consolidated balance sheet of ICG Satellite Services, Inc. and subsidiary as of November 30, 1999, and the related consolidated statements of operations and accumulated deficit and cash flows for the eleven month period ended November 30, 1999, which report appears in the Form 8-K of American Tower Corporation dated March 30, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.

Denver, Colorado
April 18, 2000                                  /s/ KPMG LLP